Exhibit 99.01

News Release

Investor Contact:

Stan Finkelstein

Investor Relations

(925) 290-4321

ir@formfactor.com

FormFactor Agrees to Acquire MicroProbe

Combination Will Create Industry’s Leading Advanced Probe Card Supplier

LIVERMORE, Calif. — September 3, 2012 — FormFactor, Inc. (Nasdaq: FORM) today announced that it has signed a merger agreement with Astria Semiconductor Holdings, Inc., the parent company of MicroProbe, Inc., a leading provider of advanced SOC wafer test solutions. Under the terms of the merger agreement, FormFactor will acquire MicroProbe for $100 million in cash and $16.8 million in stock, subject to customary adjustments. The merger is subject to customary conditions and is expected to close in the first half of FormFactor’s fiscal quarter ending December 29, 2012.

Headquartered in California, MicroProbe generated $87.3 million in revenue in its fiscal year ended December 31, 2011, growing 46% year-over-year and delivering a non-GAAP EBITDA margin of approximately 20%. MicroProbe and its affiliated companies have approximately 360 employees worldwide.

After the merger the combined company expects to realize the following significant benefits:

•                  FormFactor will be the industry leading supplier to the high growth advanced SOC probe card market;

•                  Improved and immediately accretive financial performance beginning in the first quarter of 2013;

•                  Technology leadership across the Memory and SOC advanced probe card markets.

“This merger is a transformational event for FormFactor and I look forward to working with Mike Slessor and the MicroProbe team to create the leading probe card company in the semiconductor industry,” said Tom St. Dennis, CEO of FormFactor. “FormFactor and MicroProbe customers will benefit since the combined company will have the technology and resources to address semiconductor test requirements across the entire advanced probe card space.”

“I’m very excited about the combination of MicroProbe and FormFactor” said Mike Slessor, Chief Executive Officer of MicroProbe. “This merger enables our world-class teams to accelerate innovation in wafer test across our customer base and provides compelling opportunities for our combined employees.”

“I am delighted to welcome the MicroProbe team and their outstanding technology to FormFactor.” said Carl Everett, Chairman of the Board of FormFactor.  “Together, we are in the position to focus on delivering leading wafer probe technology solutions to meet the needs and roadmaps of logic and memory semiconductor device manufacturers’.”

Post-closing, Mike Slessor will become a senior vice president and executive officer of the combined companies.

FormFactor, Inc. will conduct a conference call to discuss this transaction on Tuesday, September 4, 2012, at 6:00 am PDT. The public is invited to listen to a live web cast of FormFactor’s conference call on the Investors section of the company’s website at www.formfactor.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until September 06, 2012 at 9:00 p.m. PDT, and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering confirmation code 26434718.

The company has also posted a presentation reflecting this transaction on the Investors section of its website at www.formfactor.com

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is a leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

About MicroProbe

MicroProbe provides advanced wafer test solutions to global semiconductor manufacturers. The company’s probe card technologies and products lower the overall cost of test by delivering higher yield and throughput, and better quality die. Headquartered in California, MicroProbe maintains a network of manufacturing, sales and support operations worldwide. The company is privately held with investors that include Flywheel Ventures, Intel Capital and Gemini Investors. For more information about MicroProbe, please visit the company website at www.microprobe.com.

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FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Forward-looking Statements:

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, market conditions, expectations and operating plans. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: our ability to consummate the acquisition of Astria Semiconductor Holdings; our ability to successfully integrate and realize the anticipated benefits of the acquisition; risk relating to the company’s ability to successfully commercialize new products; risks around customers’ engagement with the newly combined entities; risks of the company’s ability to meet customers’ test roadmaps; risks of the Company’s ability achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches; risks associated with manufacturing and product development; personnel retention; and changes in the market environment. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC, and subsequent SEC filings, including the company’s Quarterly Reports on Forms 10-Q. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORM-F